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                                                                   Exhibit 99(a)

[WASHINGTON WATER POWER LOGO]
                                                                    NEWS RELEASE

CONTACT: Media Contact: Patrick Lynch (509) 482-4246; e-mail: plynch@wwpco.com
         Investment Community Contact: Diane Thoren (509) 482-4331;
         e-mail: dthoren@wwpco.com



                                                         FOR IMMEDIATE RELEASE:
                                                         October 19, 1998
                                                         5:53 a.m. PDT

              WASHINGTON WATER POWER REPORTS THIRD QUARTER EARNINGS

    DESPITE CURRENT-YEAR OPERATING CONDITIONS THAT CONTINUE TO AFFECT RETAIL

      ELECTRIC GROSS MARGINS, COMPANY SAYS IT EXPECTS 1998 EARNINGS TO FALL

       WITHIN SECURITIES ANALYSTS' ESTIMATES OF $1.40 AND $1.50 PER SHARE.

SPOKANE, WASH.: Washington Water Power (NYSE: WWP), soon to become Avista Corp., today reported third quarter net income available for common stock of $8.1 million and earnings of $0.14 per share.

   Despite weather- and hydro generation-related conditions that continued to negatively affect the company's near-term results, Washington Water Power Board Chairman, President and Chief Executive Officer T.M. Matthews said he is comfortable that the company's 1998 earnings will still fall within the range of securities analysts' current estimates of $1.40-$1.50 per share.

   Matthews said the company has seen a near-term reduction in gross margin from its retail electric business, largely the result of a combination of unusually hot third quarter weather and lower streamflows that reduced hydroelectric generating capacity throughout the region. These conditions, he said, greatly contributed to increased purchased power costs in both the second and third quarters of this year. Matthews said quarterly power supply costs for the company's regulated energy business were higher by $96.3 million, compared with the third quarter of 1997. Thus far in 1998, the company's power supply costs have been higher by nearly $121 million, compared with the same period in 1997.

   "We expect the operating conditions we've seen throughout 1998 to have an impact on our results for the near term," Matthews said. "The third quarter was especially difficult because of the high energy demand for air conditioning--which set records for summer peak loads--and substantially higher prices for energy throughout the region."

   In spite of the near-term effects of adverse operating conditions, Matthews said the company remains focused on improving long-term results through its disciplined growth initiatives.

   In last year's third quarter, the company reported earnings of $0.22 per share on net income for common stock of $12.3 million.

   The company's consolidated revenues for the third quarter of 1998 were $1.4 billion, compared with revenues of $295.1 million achieved in the third quarter of 1997.

   Consolidated revenues for the first nine months of 1998 have already reached $2.7 billion, compared with $815 million for the same period in 1997. Thus far in 1998, company earnings from ongoing operations stand at $0.97 per share on net income for common stock of $54.4 million. This compares with earnings from



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ongoing operations of $0.99 per share and income of $55.4 million for the first nine months of 1997, absent a gain related to a federal income tax recovery and some non-recurring accounting adjustments.

     ENERGY DELIVERY AND GENERATION AND RESOURCES

   The company's regulated gas and electric business units contributed $0.10 per share to third quarter earnings, compared with earnings per share of $0.12 in the third quarter of 1997.

   Coupled with the lower streamflows and reduced hydroelectric availability was one of the hottest summers on record in the company's service area, which pushed summer electric loads to record levels. The reliance on higher-cost thermal generation and purchased power will continue, with streamflows for the year on the company's hydroelectric generating system expected to approach between 90-95 percent of normal, compared with the record 172 percent of normal for all of 1997. The lower streamflows have contributed to a 21 percent decrease in hydroelectric generation so far this year, compared with the first nine months of 1997.

   Even with the difficult operating conditions, Matthews said Washington Water Power is recognized as one of the most effective operators of hydroelectric generating facilities in the country. He also noted that the company was recently ranked as one of the nation's five most efficient utilities.

     Utility wholesale electric revenues for the quarter were $177.1 million, up from the $93.4 million in revenues reached in last year's third quarter, with nearly all of the increase resulting from higher levels of lower-margin short-term sales. Retail electric and natural gas revenues in this year's third quarter were higher by $9.6 million.

     NATIONAL ENERGY TRADING AND MARKETING

     Avista Energy, the company's national energy trading and marketing affiliate, was slightly profitable in the third quarter, but that profit was offset by small losses at Avista Advantage, the company's energy services affiliate. Together, these Avista companies lost $0.01 per share in the third quarter, compared with a loss of $0.02 per share in 1997's third quarter. (Avista Energy results reflect mark-to-market accounting. Because it maintains a trading portfolio, Avista Energy marks its portfolio to fair market value on a daily basis, which causes earnings variability).

   Avista Energy has been profitable in every quarter since it began national energy trading and marketing a year ago, Matthews noted. He said that third quarter market prices dampened near-term results, but he remains confident that Avista Energy will continue to provide positive results for the long term. He said he expects Avista Energy to meet or exceed its 1998 return on investment target of 15 percent.

   Matthews added that he recognizes the potential for volatility in national energy markets, but said he is comfortable with Avista Energy's strategic focus and with the judicious approach the company has taken to energy trading.

   "Our trading approach primarily involves physical products, rather than financial positions," Matthews said. "The nature of our trading and marketing business requires that we perform a significant amount of analytical work. We hire people who have a wealth of experience and knowledge of electric and natural gas infrastructures and systems. We believe it is essential that we have extensive knowledge of how the systems are operated in the regions where we trade and market energy."

     Avista Energy traded 22.5 million megawatt hours of electricity in the third quarter, an increase of 81 percent over the 12.4 million megawatt hours the company traded in the second quarter of this year. Avista Energy ranked 14th nationally in total megawatt sales in the second quarter. Gas trading volumes in Avista Energy's Spokane and Houston trading operations averaged 1.4 billion cubic feet per day, a 57 percent increase over the second quarter average of
0.894 billion cubic feet per day. Avista Energy provided third quarter electric and gas revenues of $1.1 billion. Avista Energy revenues in the second quarter of this year were $381 million.

   Matthews said Avista Energy and Avista Advantage are playing a key role in the company's objective of becoming a total energy supplier with a significant national presence. As examples, Matthews cited Avista


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Energy's recent agreement with Riverside (Calif.) Public Utilities. Activities within this alliance include implementation of joint energy marketing and trading activities, the sharing of market price information and real-time generation availability, and the dispatch of electric generation. With the signing of several new contracts, including deals with Stage Stores and Extended Stay America, Avista Advantage now serves 7,000 customer sites nationwide, and the Avista brand is now positioned in all 50 states.

     "Avista Energy and Avista Advantage continue to establish the Avista brand on a national level," Matthews said. "These companies have played an important role in furthering our position as a diversified energy services company and establishing a mindset within our customers that the Avista brand stands for consistent and superior products and services."

     NON-ENERGY BUSINESS

   Non-energy earnings, principally driven by Pentzer Corporation, Washington Water Power's private investment firm, were $0.05 per share for the third quarter of 1998 on income of $2.6 million. This compares with third quarter 1997 non-energy income of $6.6 million, or $0.12 per share. While earnings from Pentzer portfolio companies were up for the most recent quarter, the earnings difference can primarily be attributed to 1997 gains related to Pentzer's sale of stock it held in Itron, a Spokane-based provider of automatic meter-reading equipment and services.

   Matthews said Pentzer remains a consistent and strong contributor to company earnings, but he is also optimistic about the possibilities that exist for other non-energy portfolio companies, particularly for Avista Labs, a leading developer of fuel cells with proton exchange membrane technology for distributed power markets. Avista Labs was recently selected to receive a $2 million technology development award from the Department of Commerce's National Institute of Standards and Technology Advanced Technology Program. Washington Water Power will add another $1.22 million to the award over the next two years.

   "The $2 million award from the Department of Commerce is a strong endorsement in the potential of Avista Labs and in the fuel cell technology the company is developing," Matthews said. "The award will allow us to accelerate work on the next generation of technology that will enable us to deliver more affordable distributed power generation products worldwide."

Results for 12 months ended September 30, 1998

   Washington Water Power consolidated revenues for the trailing 12 months ended September 30, 1998, were $3.2 billion, compared with $1.1 billion for the 12-month period ended September 30, 1997. Income from ongoing operations for the period was $81 million, with earnings of $1.45 per share. Income from ongoing operations for the 12 months ended September 30, 1997, was $79 million, with earnings of $1.41 per share.

     Washington Water Power, with annual revenues of more than $3 billion, is a diversified energy services company with utility and subsidiary operations located throughout North America. Washington Water Power also operates Avista Capital, which owns all the company's non-regulated energy and non-energy businesses. Avista companies include Pentzer Corporation, Avista Energy, Avista Advantage, Avista Labs, WWP Fiber and Avista Development. Washington Water Power's Internet address is WWW.WWPCO.COM and the company's stock is traded under the ticker symbol "WWP." Effective Jan. 1, 1999 the company's new corporate name will be Avista Corp., traded on the New York Stock Exchange under the ticker symbol "AVA."

     This news release contains forward-looking statements regarding the company's current expectations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year 1997 and the Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998.



                                    --9864--
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                       THE WASHINGTON WATER POWER COMPANY
            CONSOLIDATED COMPARATIVE STATEMENTS OF INCOME (UNAUDITED)
                 (Dollars in Thousands except Per Share Amounts)


                                                                                                     FOR THE TWELVE MONTHS
                                                               3RD QUARTER                             ENDED SEPTEMBER 30
                                                   -----------------------------------         -----------------------------------
                                                        1998                  1997                  1998                  1997
                                                   -------------         -------------         -------------         -------------
OPERATING REVENUES                                 $   1,434,055         $     295,076         $   3,167,500         $   1,095,950
                                                   -------------         -------------         -------------         -------------

OPERATING EXPENSES:
    Resource costs                                     1,292,871               166,227             2,539,723               534,305
    Operations and maintenance                            57,868                45,719               207,804               183,422
    Administrative and general                            30,023                24,606               117,857                90,892
    Depreciation and amortization                         17,622                16,764                69,070                70,521
    Taxes other than income taxes                         11,369                12,052                48,847                49,515
                                                   -------------         -------------         -------------         -------------
      Total operating expenses                         1,409,753               265,368             2,983,301               928,655
                                                   -------------         -------------         -------------         -------------

INCOME FROM OPERATIONS                                    24,302                29,708               184,199               167,295
                                                   -------------         -------------         -------------         -------------

OTHER INCOME (EXPENSE):
    Interest expense                                     (17,104)              (16,545)              (68,470)              (64,855)
    Interest on income tax recovery (Note 1)                  --                    --                    --                47,338
    Net gain on subsidiary transactions                       48                 7,756                 7,534                 7,900
    Other - net                                            2,342                   571                   946                 5,381
                                                   -------------         -------------         -------------         -------------
      Total other income (expense) - net                 (14,714)               (8,218)              (59,990)               (4,236)
                                                   -------------         -------------         -------------         -------------

INCOME BEFORE INCOME TAXES                                 9,588                21,490               124,209               163,059

INCOME TAXES                                                 881                 8,253                44,389                57,287
                                                   -------------         -------------         -------------         -------------

NET INCOME                                                 8,707                13,237                79,820               105,772

DEDUCT - Preferred stock dividend requirements               608                   979                 3,044                 6,348
                                                   -------------         -------------         -------------         -------------

INCOME AVAILABLE FOR COMMON STOCK                  $       8,099         $      12,258         $      76,776         $      99,424
                                                   =============         =============         =============         =============

Average common shares outstanding (thousands)             55,960                55,960                55,960                55,960

EARNINGS PER COMMON SHARE, BASIC
    AND DILUTED                                    $        0.14         $        0.22         $        1.37         $        1.78

DIVIDENDS PER SHARE OF COMMON STOCK                $        0.31         $        0.31         $        1.24         $        1.24

SUPPLEMENTAL INFORMATION

  NET INCOME BY BUSINESS SEGMENT:
    Energy Delivery and Generation and Resources   $       6,511         $       7,800         $      57,054         $      95,658
    National Energy Trading and Marketing          $        (345)        $      (1,097)        $      11,359         $      (3,614)
    Non-energy                                     $       2,541         $       6,534         $      11,407         $      13,728